        NEWS RELEASE
FOR IMMEDIATE RELEASE
BROWN-FORMAN BOARD APPROVES SHARE REPURCHASE
AUTHORIZATION OF $400 MILLION
LOUISVILLE, KY – October 2, 2025 –Brown-Forman Corporation (NYSE: BFA, BFB) announced that its Board of Directors has approved a $400 million share repurchase authorization, commencing October 1, 2025, through October 1, 2026, subject to market and other conditions. Under the repurchase program, the company can repurchase Class A and Class B common shares for cash in open market purchases, block transactions, purchases made in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and privately negotiated transactions, in accordance with applicable laws and regulations.
This share repurchase program does not obligate the company to repurchase a minimum number of shares of Class A or Class B common stock, and this share repurchase program may be modified, suspended, or terminated by the company at any time without prior notice.

“Despite an increasingly competitive environment, we remain confident in our ability to generate strong cash flow,” said Brown-Forman President and Chief Executive Officer, Lawson Whiting. “This repurchase is aligned with our broader capital deployment priorities and reflects our commitment to returning capital to shareholders while maintaining flexibility to invest in growth.”

Brown-Forman
Brown-Forman Corporation is a global leader in the spirits industry, responsibly building exceptional beverage alcohol brands for more than 155 years. Headquartered in Louisville, Kentucky, we are guided by our founding promise, “Nothing Better in the Market.” Our premium portfolio includes Jack Daniel’s Family of Brands, Woodford Reserve, Old Forester, New Mix, el Jimador, Herradura, The Glendronach, Glenglassaugh, Benriach, Diplomático Rum,

Gin Mare, Fords Gin, Chambord, and Slane. With approximately 5,000 employees worldwide, we proudly share our passion for fine-quality spirits in more than 170 countries. Learn more at brown-forman.com and stay connected with us on LinkedIn, Instagram, and X.
Contacts:
Elizabeth Conway, Director, External Communications
Elizabeth_Conway@b-f.com

Sue Perram, Vice President, Director, Investor Relations
Sue_Perram@b-f.com

Important Information on Forward-Looking Statements:
This press release contains statements that are “forward-looking statements” as defined under U.S. federal securities laws. These forward-looking statements reflect management’s expectations or projections regarding future events and speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections.

For further information on factors that could cause our actual results to differ materially from our historical experience or from our current expectations or projections, please refer to our public filings, including the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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